Exhibit 99.1

Contact: Peter G. Wiese, EVP & CFO, (530) 898-0300
For Immediate Release
TRICO BANCSHARES ANNOUNCES FOURTH QUARTER 2022 RESULTS
Notable Items for Fourth Quarter 2022

•Net interest margin increased by 0.32% to 4.34% from the third quarter of 2022 and, excluding the benefit from PPP and acquired loan discount accretion, increased by 0.29% to 4.27%
•The average cost of total deposits grew to 0.10% for the quarter as compared to 0.04% in the trailing quarter and the same quarter of the prior year
•Organic loan growth was $136.2 million for the quarter or 8.6% annualized and $760.4 million for the year or 15.5%
•Deposit balances declined by $326.8 million for the quarter or 15.1% and $253.6 million for the year or 3.4%, which led to the Company remaining under $10.0 billion in total assets as of year end
•Inclusive of $2.1 million in retirement benefit expenses recorded in the current quarter, pre-tax pre-provision net revenue remained flat at $55.3 million compared to the trailing quarter, and increased by $15.7 million compared to $39.6 million in the same quarter of the prior year
"We are pleased with the record performance and growth that the 2022 year represents for TriCo, and our capital ratios, loss reserves, and sources of liquidity allow us to remain confident that we will continue to thrive through whatever challenges 2023 may bring," noted Rick Smith, President and Chief Executive Officer. Peter Wiese, EVP and Chief Financial Officer added, "Through 2022, TriCo maintained its best in class Betas for the cost of total deposits. Looking forward, the pace of margin and net interest income growth may slow through the course of 2023. Despite the potential challenges ahead, it is appropriate to celebrate our team driven success and to thank the many stakeholders whom continue to make that success possible."
CHICO, CA – (January 25, 2023) – TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, today announced net income of $36,343,000 for the quarter ended December 31, 2022, compared to $37,338,000 during the trailing quarter ended September 30, 2022, and $28,222,000 during the quarter ended December 31, 2021. Diluted earnings per share were $1.09 for the fourth quarter of 2022, compared to $1.12 for the third quarter of 2022 and $0.94 during the fourth quarter of 2021.
Financial Highlights
Performance highlights for the Company as of or for the three and twelve months ended December 31, 2022, included the following:
•For the three and twelve months ended December 31, 2022, the Company’s return on average assets was 1.45% and 1.28%, while the return on average equity was 14.19% and 11.67%, respectively. The twelve month ratio was impacted by merger related expenses of $6,253,000 during 2022.
•Organic loan growth, excluding PPP and acquired loans, totaled $136.5 million (8.6% annualized) for the current quarter and $841.4 million (17.3% annualized) for the trailing twelve-month period.
•As of December 31, 2022, the Company reported total loans, total assets and total deposits of $6.5 billion, $9.9 billion and $8.3 billion, respectively. The combination of organic loan growth and deposit contraction during the quarter resulted in the loan to deposit ratio increasing to 77.4% as of December 31, 2022, as compared to 73.0% as of the trailing quarter.
•The quarterly average rate of interest paid on deposits, including non-interest-bearing deposits, of 0.10% represents an increase of 6 basis points from both the trailing quarter and same quarter of the prior year.
•Noninterest income related to service charges and fees was $12.3 million for the three month period ended December 31, 2022, an increase of 9.5% when compared to the same period in 2021.
•The provision for credit losses for loans and debt securities was approximately $4.2 million during the quarter ended December 31, 2022, as compared to a provision expense of $3.8 million during the trailing quarter ended September 30, 2022, and a reversal of provision expense totaling $1.0 million for the three month period ended December 31, 2021.
•The allowance for credit losses to total loans was 1.64% as of December 31, 2022, compared to 1.61% as of the trailing quarter end, and 1.74% as of December 31, 2021. Non-performing assets to total assets were 0.25% at December 31, 2022, as compared to 0.21% as of September 30, 2022, and 0.38% at December 31, 2021.
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Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Annual Report on Form 10-K for the period ended December 31, 2022, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Summary Results
The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
	December 31,	September 30,
(dollars and shares in thousands, except per share data)	2022	2022	$ Change	% Change
Net interest income	$98,900	$94,106	$4,794	5.1%
Provision for credit losses	(4,245)	(3,795)	(450)	11.9%
Noninterest income	15,880	15,640	240	1.5%
Noninterest expense	(59,469)	(54,465)	(5,004)	9.2%
Provision for income taxes	(14,723)	(14,148)	(575)	4.1%
Net income	$36,343	$37,338	$(995)	(2.7)%
Diluted earnings per share	$1.09	$1.12	$(0.03)	(2.7)%
Dividends per share	$0.30	$0.30	$—	—%
Average common shares	33,330	33,348	(18)	(0.1)%
Average diluted common shares	33,467	33,463	4	—%
Return on average total assets	1.45%	1.46%
Return on average equity	14.19%	13.78%
Efficiency ratio	51.81%	49.63%

	Three months ended December 31,
(dollars and shares in thousands, except per share data)	2022	2021	$ Change	% Change
Net interest income	$98,900	$69,783	$29,117	41.7%
(Provision for) reversal of credit losses	(4,245)	(980)	(3,265)	333.2%
Noninterest income	15,880	16,502	(622)	(3.8)%
Noninterest expense	(59,469)	(46,679)	(12,790)	27.4%
Provision for income taxes	(14,723)	(10,404)	(4,319)	41.5%
Net income	$36,343	$28,222	$8,121	28.8%
Diluted earnings per share	$1.09	$0.94	$0.15	16.0%
Dividends per share	$0.30	$0.25	$0.05	20.0%
Average common shares	33,330	29,724	3,606	12.1%
Average diluted common shares	33,467	29,870	3,597	12.0%
Return on average total assets	1.45%	1.31%
Return on average equity	14.19%	11.20%
Efficiency ratio	51.81%	54.10%

	Twelve months ended December 31,
(dollars and shares in thousands)	2022	2021	$ Change	% Change
Net interest income	$345,976	$271,539	$74,437	27.4%
Reversal of (provision for) credit losses	(18,470)	6,775	(25,245)	(372.6)%
Noninterest income	63,046	63,664	(618)	(1.0)%
Noninterest expense	(216,645)	(178,275)	(38,370)	21.5%
Provision for income taxes	(48,488)	(46,048)	(2,440)	5.3%
Net income	$125,419	$117,655	$7,764	6.6%
Diluted earnings per share	$3.83	$3.94	$(0.11)	(2.8)%
Dividends per share	$1.10	$1.00	$0.10	10.0%
Average common shares	32,584	29,721	2,863	9.6%
Average diluted common shares	32,721	29,882	2,839	9.5%
Return on average total assets	1.28%	1.43%
Return on average equity	11.67%	12.10%
Efficiency ratio	52.97%	53.18%

Balance Sheet
Total loans outstanding, excluding PPP, grew to $6.45 billion as of December 31, 2022, an increase of 32.8% over the prior twelve months, of which 17.3% was related to organic loan growth. Investments increased to $2.63 billion as of December 31, 2022, an increase of 8.5% annualized over the prior year quarter end. Quarterly average earning assets to quarterly total average assets were generally unchanged at 91.4% at December 31, 2022, as compared to 92.0% and 93.0% at September 30, 2022, and December 31, 2021, respectively. The loan to deposit ratio was 77.4% at December 31, 2022, as compared to 73.0% and 66.7% at September 30, 2022, and December 31, 2021, respectively.
Total shareholders' equity increased by $56.1 million during the quarter ended December 31, 2022, as a result of an improvement in accumulated other comprehensive losses of $28.8 million and net income of $36.3 million, partially offset by cash dividend payments on common stock of approximately $9,999,000. As a result, the Company’s book value was $31.39 per share at December 31, 2022 as compared to $29.71 and $33.64 at September 30, 2022, and December 31, 2021, respectively. The Company’s tangible book value per share, a non-GAAP measure, calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that sum by total shares outstanding, was $21.76 per share at December 31, 2022, as compared to $19.92 and $25.80 at September 30, 2022, and December 31, 2021, respectively.
Trailing Quarter Balance Sheet Change

Ending balances	December 31,	September 30,		Annualized % Change
(dollars in thousands)	2022	2022	$ Change
Total assets	$9,930,986	$9,976,879	$(45,893)	(1.8)%
Total loans	6,450,447	6,314,290	136,157	8.6
Total loans, excluding PPP	6,448,845	6,312,348	136,497	8.6
Total investments	2,633,269	2,668,145	(34,876)	(5.2)
Total deposits	8,329,013	8,655,769	(326,756)	(15.1)
Total other borrowings	$264,605	$47,068	$217,537	1,848.7%
Organic loan growth, excluding PPP, of $136.5 million or 8.6% on an annualized basis was realized during the quarter ended December 31, 2022, primarily within commercial real estate. During the quarter, and exclusive of PPP balance changes, loan originations/draws totaled approximately $479.0 million while payoffs/repayments of loans totaled $343.0 million, which compares to origination/draws and payoff/repayments activity during the three months ended September 30, 2022 of $737.0 million and $536.0 million, respectively. While management believes the loan pipeline remain sufficient to support projected loan growth, loan pipeline activity has moderated due to customer sensitivity from the rising interest rate environment and Company's continued focus on disciplined underwriting. Investment security balances decreased $34.9 million or 5.2% on an annualized basis as the result of prepayments/maturities totaling approximating $62.0 million, partially offset by increases in the market value of securities. Management seeks to utilize excess cash flows from the investment security portfolio to support loan growth or reduce borrowings thus resulting in an improved the mix of earning assets. Deposit balances also decreased, with a change of $326.8 million or 15.1% annualized during the period. Cash flow needs were supported by net short-term FHLB advances totaling $216.7 million as of and for the quarter ended December 31, 2022.
Average Trailing Quarter Balance Sheet Change

Quarterly average balances for the period ended	December 31,	September 30,		Annualized % Change
(dollars in thousands)	2022	2022	$ Change
Total assets	$9,932,931	$10,131,118	$(198,187)	(7.8)%
Total loans	6,358,998	6,171,042	187,956	12.2
Total loans, excluding PPP	6,357,250	6,162,267	194,983	12.7
Total investments	2,624,062	2,802,119	(178,057)	(25.4)
Total deposits	8,545,172	8,752,215	(207,043)	(9.5)
Total other borrowings	$85,927	$38,908	$47,019	483.4%

Year Over Year Balance Sheet Change

Ending balances	As of December 31,			Acquired Balances	Organic $ Change	Organic % Change
(dollars in thousands)	2022	2021	$ Change
Total assets	$9,930,986	$8,614,787	$1,316,199	$1,363,529	$(47,330)	(0.5)%
Total loans	6,450,447	4,916,624	1,533,823	773,390	760,433	15.5
Total loans, excluding PPP	6,448,845	4,855,477	1,593,368	751,978	841,390	17.3
Total investments	2,633,269	2,427,885	205,384	109,716	95,668	3.9
Total deposits	8,329,013	7,367,159	961,854	1,215,479	(253,625)	(3.4)
Total other borrowings	$264,605	$50,087	$214,518	$—	$214,518	428.3%
Non-PPP loan balances increased as a result of organic activities by approximately $841.4 million or 17.3% during the twelve month period ending December 31, 2022. Investment securities increased to $2.6 billion at December 31, 2022, an organic change of $95.7 million or 3.9% from the prior year. When combined with balances acquired from Valley Republic Bank, this represents an increase of approximately $1.7 billion in earning assets during the last twelve months and an increase of more than $1.1 billion in average earning assets during the same period.
Net Interest Income and Net Interest Margin
During the year ended December 31, 2022 the Federal Open Market Committee's (FOMC) actions have resulted in seven rate hike events for a cumulative increase in the Fed Funds Rate of 4.25%. During the same period the Company's yield on total loans (excluding PPP) increased 37 basis points to 5.10% for the three months ended December 31, 2022, from 4.73% for the three months ended December 31, 2021. Moreover, the tax equivalent yield on the Company's investment security portfolio increased by 1.44% to 3.13% during the year ended December 31, 2022. The cost of total interest-bearing deposits and total interest-bearing liabilities increased by 12 basis points and 21 basis points respectively between the three month periods ended December 31, 2022 and 2021.
As is common within the banking industry and more specific to the Company's history of deposit cost changes in a rising rate environment, management has observed a lagging or delayed reaction to changes in its deposit costs, particularly during periods of time when the Fed Funds Rate is 3.50% or less. The Company is able to better manage its cost of deposits through the use of exception based pricing strategies and delayed changes to the deposit rates offered to the general public. More specifically, the Company only recently, during December 2022, increased certain of the rates offered to deposit customers. Since FOMC rate actions began, the Company's total cost of deposits have increased 6 basis points which translates to a cycle to date deposit Beta of 1.41%.
The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
	December 31,	September 30,
(dollars in thousands)	2022	2022	Change	% Change
Interest income	$102,989	$96,366	$6,623	6.9%
Interest expense	(4,089)	(2,260)	(1,829)	80.9%
Fully tax-equivalent adjustment (FTE) (1)	440	440	—	—%
Net interest income (FTE)	$99,340	$94,546	$4,794	5.1%
Net interest margin (FTE)	4.34%	4.02%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,751	$714	$1,037	145.2%
Net interest margin less effect of acquired loan discount accretion(1)	4.27%	3.99%	0.28%
PPP loans yield, net:
Amount (included in interest income)	$16	$313	$(297)	(94.9)%
Net interest margin less effect of PPP loan yield (1)	4.34%	4.02%	0.32%
Acquired loans discount accretion and PPP loan yield, net:
Amount (included in interest income)	$1,767	$1,027	$740	72.1%
Net interest margin less effect of acquired loan discount accretion and PPP loan yield (1)	4.27%	3.98%	0.29%

	Three months ended December 31,
(dollars in thousands)	2022	2021	Change	% Change
Interest income	$102,989	$71,024	$31,965	45.0%
Interest expense	(4,089)	(1,241)	(2,848)	229.5%
Fully tax-equivalent adjustment (FTE) (1)	440	274	166	60.6%
Net interest income (FTE)	$99,340	$70,057	$29,283	41.8%
Net interest margin (FTE)	4.34%	3.50%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,751	$1,780	$(29)	(1.6)%
Net interest margin less effect of acquired loan discount accretion(1)	4.27%	3.41%	0.86%
PPP loans yield, net:
Amount (included in interest income)	$16	$4,094	$(4,078)	(99.6)%
Net interest margin less effect of PPP loan yield (1)	4.34%	3.34%	1.00%
Acquired loans discount accretion and PPP loan yield, net:
Amount (included in interest income)	$1,767	$5,874	$(4,107)	(69.9)%
Net interest margin less effect of acquired loan discount accretion and PPP loan yield (1)	4.27%	3.25%	1.02%

	Twelve months ended December 31,
(dollars in thousands)	2022	2021	Change	% Change
Interest income	$355,505	$277,047	$78,458	28.3%
Interest expense	(9,529)	(5,508)	(4,021)	73.0%
Fully tax-equivalent adjustment (FTE) (1)	1,560	1,071	489	45.7%
Net interest income (FTE)	$347,536	$272,610	$74,926	27.5%
Net interest margin (FTE)	3.88%	3.58%

Acquired loans discount accretion, net:
Amount (included in interest income)	$5,465	$8,091	$(2,626)	(32.5)%
Net interest margin less effect of acquired loan discount accretion(1)	3.81%	3.47%	0.34%
PPP loans yield, net:
Amount (included in interest income)	$2,390	$16,643	$(14,253)	(85.6)%
Net interest margin less effect of PPP loan yield (1)	3.86%	3.48%	0.38%
Acquired loans discount accretion and PPP loan yield, net:
Amount (included in interest income)	$7,855	$24,734	$(16,879)	(68.2)%
Net interest margin less effect of acquired loans discount and PPP loan yield (1)	3.80%	3.37%	0.43%
(1)Certain information included herein is presented on a fully tax-equivalent (FTE) basis and / or to present additional financial details which may be desired by users of this financial information. The Company believes the use of these non-generally accepted accounting principles (non-GAAP) measures provide additional clarity in assessing its results, and the presentation of these measures are common practice within the banking industry. See additional information related to non-GAAP measures at the back of this document.
Loans may be acquired at a premium or discount to par value, in which case, the premium is amortized (subtracted from) or the discount is accreted (added to) interest income over the remaining life of the loan. Generally, as time goes on, the dollar impact of loan discount accretion and loan premium amortization decrease as the purchased loans mature or pay off early. Upon the early pay off of a loan, any remaining unaccreted discount or unamortized premium is immediately taken into interest income; and as loan payoffs may vary significantly from quarter to quarter, so may the impact of discount accretion and premium amortization on interest income. As a result of the increase in interest rates, the prepayment rate of portfolio loans, inclusive of those acquired at a premium or discount, declined during 2022 as compared to 2021. During the three months ended December 31, 2022, September 30, 2022, and December 31, 2021, purchased loan discount accretion was $1,751,000, $714,000, and $1,780,000, respectively.

The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the quarterly periods indicated:
ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS
(unaudited, dollars in thousands)

	Three months ended			Three months ended			Three months ended
	December 31, 2022			September 30, 2022			December 31, 2021
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans, excluding PPP	$6,357,250	$81,740	5.10%	$6,162,267	$75,643	4.87%	$4,759,294	$56,710	4.73%
PPP loans	1,748	16	3.63%	8,775	313	14.15%	103,163	4,094	15.74%
Investments-taxable	2,414,236	18,804	3.09%	2,591,513	17,122	2.62%	2,261,161	9,028	1.58%
Investments-nontaxable (1)	209,826	1,906	3.60%	210,606	1,908	3.59%	141,421	1,186	3.33%
Total investments	2,624,062	20,710	3.13%	2,802,119	19,030	2.69%	2,402,582	10,214	1.69%
Cash at Federal Reserve and other banks	93,390	963	4.09%	346,991	1,820	2.08%	682,759	280	0.16%
Total earning assets	9,076,450	103,429	4.52%	9,320,152	96,806	4.12%	7,947,798	71,298	3.56%
Other assets, net	856,481			810,966			598,206
Total assets	$9,932,931			$10,131,118			$8,546,004
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,709,494	$150	0.03%	$1,775,884	$119	0.03%	$1,544,176	$58	0.01%
Savings deposits	2,921,935	1,815	0.25%	3,011,145	685	0.09%	2,486,532	291	0.05%
Time deposits	251,218	205	0.32%	321,100	188	0.23%	315,953	349	0.44%
Total interest-bearing deposits	4,882,647	2,170	0.18%	5,108,129	992	0.08%	4,346,661	698	0.06%
Other borrowings	85,927	406	1.87%	38,908	5	0.05%	50,667	7	0.05%
Junior subordinated debt	101,030	1,513	5.94%	101,011	1,263	4.96%	58,004	536	3.67%
Total interest-bearing liabilities	5,069,604	4,089	0.32%	5,248,048	2,260	0.17%	4,455,332	1,241	0.11%
Noninterest-bearing deposits	3,662,525			3,644,086			2,957,998
Other liabilities	184,334			164,208			132,910
Shareholders’ equity	1,016,468			1,074,776			999,764
Total liabilities and shareholders’ equity	$9,932,931			$10,131,118			$8,546,004
Net interest rate spread (1) (2)			4.20%			3.95%			3.45%
Net interest income and margin (1) (3)		$99,340	4.34%		$94,546	4.02%		$70,057	3.50%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.
Net interest income (FTE) during the three months ended December 31, 2022 increased $4.8 million or 5.1% to $99.3 million compared to $94.5 million during the three months ended September 30, 2022. In addition, net interest margin improved 32 basis points to 4.34%, as compared to the trailing quarter. The increase in net interest income is primarily attributed to an additional $5.8 million in loan interest and fee income and $1.7 million in investment income, due to increases in average volume and rates as compared to the trailing quarter, respectively. As a partial offset, increases in interest rates on deposits and subordinated debt led to an increase of $1.2 million and $250,000, respectively, in interest expense over the same period.

As compared to the same quarter in the prior year, average loan yields, excluding PPP, increased 37 basis points from 4.73% during the three months ended December 31, 2021, to 5.10% during the three months ended December 31, 2022. The accretion of discounts from acquired loans added 11 and 15 basis points to loan yields during the quarters ended December 31, 2022 and December 31, 2021, respectively. Therefore, the 37 basis point increase in yields on loans during the comparable three month periods ended December 31, 2022 and 2021 was the net effect of a 41 basis point increase in market loan rates, partially offset by a 4 basis point decline in the accretion of discounts.
The rates paid on interest bearing deposits increased by 10 basis points during the quarter ended December 31, 2022 compared to the trailing quarter. The cost of interest-bearing deposits increased by 12 basis points between the quarter ended December 31, 2022 and the same quarter of the prior year. In addition, the level of noninterest-bearing deposits increased by approximately $18.0 million quarter over quarter and continues to benefit the average cost of total deposits, which increased by 6 basis points as compared to the trailing quarter, and fourth quarter of prior year. As of December 31, 2022, the ratio of average total noninterest-bearing deposits to total average deposits was 42.9%.

	Twelve months ended December 31, 2022			Twelve months ended December 31, 2021
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans, excluding PPP	$5,841,770	$282,985	4.84%	$4,625,410	$225,626	4.88%
PPP loans	24,590	2,390	9.72%	250,391	16,643	6.65%
Investments-taxable	2,459,032	60,499	2.46%	1,914,788	30,352	1.59%
Investments-nontaxable (1)	190,339	6,759	3.55%	160,863	4,639	2.88%
Total investments	2,649,371	67,258	2.54%	2,075,651	34,991	1.69%
Cash at Federal Reserve and other banks	452,300	4,432	0.98%	663,801	858	0.13%
Total earning assets	8,968,031	357,065	3.98%	7,615,253	278,118	3.65%
Other assets, net	803,570			594,420
Total assets	$9,771,601			$8,209,673
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,720,932	$452	0.03%	$1,493,922	$327	0.02%
Savings deposits	2,878,189	3,356	0.12%	2,360,605	1,256	0.05%
Time deposits	302,619	881	0.29%	324,636	1,735	0.53%
Total interest-bearing deposits	4,901,740	4,689	0.10%	4,179,163	3,318	0.08%
Other borrowings	33,410	421	1.26%	43,236	22	0.05%
Junior subordinated debt	91,138	4,419	4.85%	57,844	2,168	3.75%
Total interest-bearing liabilities	5,026,288	9,529	0.19%	4,280,243	5,508	0.13%
Noninterest-bearing deposits	3,492,713			2,837,745
Other liabilities	178,163			119,471
Shareholders’ equity	1,074,437			972,214
Total liabilities and shareholders’ equity	$9,771,601			$8,209,673
Net interest rate spread (1) (2)			3.79%			3.52%
Net interest income and margin (1) (3)		$347,536	3.88%		$272,610	3.58%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.

Interest Rates and Earning Asset Composition
During the quarter ended December 31, 2022, market interest rates, including many rates that serve as reference indices for variable rate loans and investment securities continued to increase. As noted above, these rate increases have continued to benefit growth in total interest income. As of December 31, 2022, the Company's loan portfolio consisted of approximately $6.4 billion in outstanding principal with a weighted average coupon rate of 4.89%. During the three month periods ending December 31, 2022, September 30, 2022 and June 20, 2022, the weighted average coupon on loan production in the quarter was 6.25%, 5.24% and 4.45%, respectively. Included in the December 31, 2022 loan total are variable rate loans totaling $3.6 billion, of which, $875 million are considered floating based on the Wall Street Prime index. In addition, the Company holds certain investment securities totaling $408 million which are subject to repricing on not less than a quarterly basis.

Asset Quality and Credit Loss Provisioning
During the three months ended December 31, 2022, the Company recorded a provision for credit losses of $4,245,000, as compared to $3,795,000 during the trailing quarter, and $980,000 during the fourth quarter of 2021.
The following table presents details of the provision for credit losses for the periods indicated:

	Three months ended
(dollars in thousands)	December 31, 2022	September 30, 2022	June 30, 2022	December 31, 2021
Addition to allowance for credit losses	$4,300	$3,500	$1,940	$715
Addition to (reversal of) reserve for unfunded loan commitments	(55)	295	160	265
Total provision for credit losses	$4,245	$3,795	$2,100	$980

The following table presents the activity in the allowance for credit losses on loans for the periods indicated:

	Three months ended		Twelve months ended
(dollars in thousands)	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Balance, beginning of period	$101,488	$84,306	$85,376	$91,847
ACL at acquisition for PCD loans	—	—	2,037	—
Provision for (reversal of) credit losses	4,300	715	17,945	(7,165)
Loans charged-off	(174)	(197)	(1,585)	(2,392)
Recoveries of previously charged-off loans	66	552	1,907	3,086
Balance, end of period	$105,680	$85,376	$105,680	$85,376
The allowance for credit losses (ACL) was $105,680,000 as of December 31, 2022, a net increase of $4,192,000 over the immediately preceding quarter. The provision for credit losses of $4,300,000 during the quarter was the net effect of increases in required reserves due to qualitative factors, individually analyzed credits and quantitative reserves under the cohort model. In addition to the aforementioned quarterly increase, the provision for credit losses of $17,945,000 during the year ended December 31, 2022 was largely comprised of $10,820,000 in day 1 required reserves from loans acquired in connection with the Valley Republic Bank merger in the first quarter of 2022. For the quarter, the qualitative components of the ACL resulted in a net increase in required reserves totaling approximately $2,950,000, despite continued improvement in US employment rates, due to increased uncertainty in the global economic markets, US economic policy uncertainty, and the continued rise in corporate debt yields. Meanwhile, the quantitative component of the ACL increased reserve requirements by approximately $1,240,000 over the trailing quarter due to loan volume growth and increases in specific reserves.
The Company utilizes a forecast period of approximately eight quarters and obtains the forecast data from publicly available sources as of the balance sheet date. This forecast data continues to evolve and included improving shifts in the magnitude of changes for both the unemployment and GDP factors leading up to the balance sheet date, particularly CA unemployment trends. As compared to historical norms, inflation remains elevated from continued disruptions in the supply chain, wage pressures, and higher living costs such as housing and food prices Despite the expected continued benefit to the net interest income of the Company from the elevated rate environment, Management notes the rapid intervals of rate increases by the Federal Reserve and flattening or inversion of the yield curve, have boosted expectations of the US entering a recession within 12 months and has led to the lowest levels of consumer sentiment in decades. As a result, management continues to believe that certain credit weakness are likely present in the overall economy and that it is appropriate to cautiously maintain a reserve level that incorporates such risk factors.
Loans past due 30 days or more decreased by $1,524,000 during the quarter ended December 31, 2022 to $4,947,000, as compared to $6,471,000 at September 30, 2022. Non-performing loans were $21,321,000 at December 31, 2022, an increase of $3,850,000 from $17,471,000 as of September 30, 2022, and a decrease of $9,029,000 from $30,350,000 as of December 31, 2021. Of the $21,321,000 loans designated as non-performing, approximately $19,500,000 are less than 30 days past due as of December 31, 2022. The current quarter change in non-performing assets is nearly entirely attributed to a single CRE relationship, which is considered well-secured as of the current period end.
The following table illustrates the total loans by risk rating and their respective percentage of total loans for the periods presented.

	December 31,	% of Total Loans	September 30,	% of Total Loans	December 31,	% of Total Loans
(dollars in thousands)	2022		2022		2021
Risk Rating:
Pass	$6,251,945	96.9%	$6,133,805	97.1%	$4,787,077	97.4%
Special Mention	127,000	2.0%	126,273	2.0%	77,461	1.5%
Substandard	71,502	1.1%	54,212	0.9%	52,086	1.1%
Total	$6,450,447		$6,314,290		$4,916,624

Classified loans to total loans	1.11%		0.86%		1.06%
Loans past due 30+ days to total loans	0.08%		0.10%		0.09%
The ratio of classified loans increased to 1.11% as of December 31, 2022 as compared to 0.86% in the trailing quarter, and increased by 5 basis points from the equivalent period in 2021. The Company's criticized loan balances increased during the current quarter by $18,017,000 to $198,502,000 as of December 31, 2022. This change was primarily driven by one newly criticized relationship totaling approximately $22,400,000 that is performing as agreed and believed by management to be well-secured but was downgraded to substandard during the quarter.
There was one property added to Other Real Estate Owned totaling $311,000 during the quarter ended December 31, 2022, and one disposal totaling $394,000. As of December 31, 2022, other real estate owned consisted of nine properties with a carrying value of approximately $3,439,000.

Non-performing assets of $24,760,000 at December 31, 2022 represented 0.25% of total assets, generally in line with the $20,912,000 or 0.21% and $32,944,000 or 0.38% as of September 30, 2022 and December 31, 2021, respectively.
Allocation of Credit Loss Reserves by Loan Type

	As of December 31, 2022		As of December 31, 2021
(dollars in thousands)	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding
Commercial real estate:
CRE - Non Owner Occupied	$30,962	1.44%	$25,739	1.61%
CRE - Owner Occupied	14,014	1.42%	10,691	1.51%
Multifamily	13,132	1.39%	12,395	1.51%
Farmland	3,273	1.17%	2,315	1.34%
Total commercial real estate loans	61,381	1.41%	51,140	1.55%
Consumer:
SFR 1-4 1st Liens	11,268	1.43%	10,723	1.60%
SFR HELOCs and Junior Liens	11,413	2.90%	10,510	3.11%
Other	1,958	3.45%	2,241	3.34%
Total consumer loans	24,639	1.99%	23,474	2.19%

Commercial and Industrial	13,597	2.39%	3,862	1.49%
Construction	5,142	2.43%	5,667	2.55%
Agricultural Production	906	1.48%	1,215	2.39%
Leases	15	0.19%	18	0.27%
Allowance for credit losses	105,680	1.64%	85,376	1.74%
Reserve for unfunded loan commitments	4,315		3,790
Total allowance for credit losses	$109,995	1.71%	$89,166	1.81%

For the periods presented in the table above and for purposes of calculating the "% of Loans Outstanding", PPP loans are included in the segment "Commercial and Industrial." PPP loans are fully guaranteed and therefore would not require any loss reserve allocation. Excluding the net outstanding balances of PPP loans from the ratio of the ACL to total loans results in a reserve ratio of approximately 1.64% as of December 31, 2022. In addition to the allowance for credit losses above, the Company has acquired various performing loans whose fair value as of the acquisition date was determined to be less than the principal balance owed on those loans. This difference represents the collective discount of credit, interest rate and liquidity measurements which is expected to be amortized over the life of the loans. As of December 31, 2022, the unamortized discount associated with acquired loans totaled $30.5 million and, if aggregated with the ACL, would collectively represent 2.10% of total gross loans and 2.11% of total loans less PPP loans.
SBA Paycheck Protection Program
In March 2020 (Round 1) and subsequently in December 2020 (Round 2), the Small Business Administration ("SBA") Paycheck Protection Program ("PPP") was created to help small businesses keep workers employed during the COVID-19 crisis. Tri Counties Bank, through its online portal, facilitated the ability for borrowers to open a new deposit account and submit PPP applications during the entirety of the Programs. The SBA ended PPP and did not accept new borrowing applications, effective May 31, 2021. The following is a summary of PPP loan related information as of the periods indicated:

(dollars in thousands)	December 31, 2022	December 31, 2021
Total number of PPP loans outstanding	10	450

PPP loan balance (TCBK round 1 origination), gross	$396	$2,544
PPP loan balance (TCBK round 2 origination), gross	235	60,767
Acquired PPP loan balance (VRB origination), gross	986	—
Total PPP loans, gross outstanding	$1,617	$63,311

PPP deferred loan fees (Round 1 origination)	—	1
PPP deferred loan fees (Round 2 origination)	15	2,163
Total PPP deferred loan fees (costs) outstanding	$15	$2,164
As of December 31, 2022, there was approximately $15,000 in net deferred fee income remaining to be recognized. During the three months ended December 31, 2022, the Company recognized $12,000 in fees on PPP loans as compared with $291,000 and

$3,842,000 for the three months ended September 30, 2022 and December 31, 2021, respectively. Based on the payment guarantee provided by the SBA as well as the expected short-term duration of the PPP loans acquired from VRB, the fair value of these loans approximates the principal balance outstanding as of the merger date, and therefore, no purchase discount was recorded.
Non-interest Income
The following table presents the key components of non-interest income for the current and trailing quarterly periods indicated:

	Three months ended
(dollars in thousands)	December 31, 2022	September 30, 2022	Change	% Change
ATM and interchange fees	$6,826	$6,714	$112	1.7%
Service charges on deposit accounts	4,103	4,436	(333)	(7.5)%
Other service fees	1,091	1,022	69	6.8%
Mortgage banking service fees	465	477	(12)	(2.5)%
Change in value of mortgage servicing rights	(142)	33	(175)	(530.3)%
Total service charges and fees	12,343	12,682	(339)	(2.7)%
Increase in cash value of life insurance	809	659	150	22.8%
Asset management and commission income	1,040	1,020	20	2.0%
Gain on sale of loans	197	357	(160)	(44.8)%
Lease brokerage income	172	252	(80)	(31.7)%
Sale of customer checks	296	326	(30)	(9.2)%
Gain on sale of investment securities	—	—	—	n/m
Gain (loss) on marketable equity securities	6	(115)	121	(105.2)%
Other income	1,017	459	558	121.6%
Total other non-interest income	3,537	2,958	579	19.6%
Total non-interest income	$15,880	$15,640	$240	1.5%
Non-interest income increased $240,000 or 1.5% to $15,880,000 during the three months ended December 31, 2022, compared to $15,640,000 during the quarter ended September 30, 2022. Other income increased by $558,000 largely from an increase in fees earned from the sale of deposits, but partially offset by a decline in service charges on deposits accounts totaling $333,000, which is directly related to the Company's decision to no longer charge fees for returned check items.
The following table presents the key components of non-interest income for the current and prior year periods indicated:

	Three months ended December 31,
(dollars in thousands)	2022	2021	Change	% Change
ATM and interchange fees	$6,826	$6,421	$405	6.3%
Service charges on deposit accounts	4,103	3,674	429	11.7%
Other service fees	1,091	888	203	22.9%
Mortgage banking service fees	465	475	(10)	(2.1)%
Change in value of mortgage servicing rights	(142)	(181)	39	(21.5)%
Total service charges and fees	12,343	11,277	1,066	9.5%
Increase in cash value of life insurance	809	713	96	13.5%
Asset management and commission income	1,040	930	110	11.8%
Gain on sale of loans	197	1,672	(1,475)	(88.2)%
Lease brokerage income	172	204	(32)	(15.7)%
Sale of customer checks	296	117	179	153.0%
Gain on sale of investment securities	—	—	—	n/m
Gain (loss) on marketable equity securities	6	(27)	33	(122.2)%
Other income	1,017	1,616	(599)	(37.1)%
Total other non-interest income	3,537	5,225	(1,688)	(32.3)%
Total non-interest income	$15,880	$16,502	$(622)	(3.8)%
Generally, the increases in recurring non-interest income service charges and fees reflects the VRB merger closing in March of 2022, and therefore, related income for the combined entities are only being captured within the most recent three months ended December 31, 2022. As noted above, decreasing mortgage related activity resulting from elevated interest rates reduced the gain on sale of loans recorded during the quarter by $1,475,000 or 88.2%, as compared to the three months ended December 31, 2021. Further, other non-interest income declined by $599,000 or 37.1% during the quarter ended December 31, 2022 as the last quarter of 2021 included non-recurring death benefit proceeds of $702,000.

	Twelve months ended December 31,
(dollars in thousands)	2022	2021	Change	% Change
ATM and interchange fees	$26,767	$25,356	$1,411	5.6%
Service charges on deposit accounts	16,536	14,013	2,523	18.0%
Other service fees	4,274	3,570	704	19.7%
Mortgage banking service fees	1,887	1,881	6	0.3%
Change in value of mortgage servicing rights	301	(872)	1,173	(134.5)%
Total service charges and fees	49,765	43,948	5,817	13.2%
Increase in cash value of life insurance	2,858	2,775	83	3.0%
Asset management and commission income	3,986	3,668	318	8.7%
Gain on sale of loans	2,342	9,580	(7,238)	(75.6)%
Lease brokerage income	820	746	74	9.9%
Sale of customer checks	1,167	459	708	154.2%
Gain on sale of investment securities	—	—	—	n/m
Loss on marketable equity securities	(340)	(86)	(254)	295.3%
Other income	2,448	2,574	(126)	(4.9)%
Total other non-interest income	13,281	19,716	(6,435)	(32.6)%
Total non-interest income	$63,046	$63,664	$(618)	(1.0)%
The changes in non-interest income for the twelve months ended December 31, 2022 and 2021 are generally consistent with changes in the three month periods discussed above.

Non-interest Expense
The following table presents the key components of non-interest expense for the current and trailing quarterly periods indicated:

	Three months ended
(dollars in thousands)	December 31, 2022	September 30, 2022	Change	% Change
Base salaries, net of deferred loan origination costs	$22,099	$22,377	$(278)	(1.2)%
Incentive compensation	6,211	4,832	1,379	28.5%
Benefits and other compensation costs	8,301	6,319	1,982	31.4%
Total salaries and benefits expense	36,611	33,528	3,083	9.2%
Occupancy	3,957	3,965	(8)	(0.2)%
Data processing and software	4,102	3,449	653	18.9%
Equipment	1,525	1,422	103	7.2%
Intangible amortization	1,702	1,702	—	—%
Advertising	1,249	990	259	26.2%
ATM and POS network charges	2,134	1,694	440	26.0%
Professional fees	1,111	1,172	(61)	(5.2)%
Telecommunications	638	575	63	11.0%
Regulatory assessments and insurance	815	828	(13)	(1.6)%
Merger and acquisition expenses	—	—	—	n/m
Postage	319	287	32	11.1%
Operational loss	235	492	(257)	(52.2)%
Courier service	616	497	119	23.9%
Gain on sale or acquisition of foreclosed assets	(235)	(148)	(87)	58.8%
(Gain) loss on disposal of fixed assets	(1)	4	(5)	(125.0)%
Other miscellaneous expense	4,691	4,008	683	17.0%
Total other non-interest expense	22,858	20,937	1,921	9.2%
Total non-interest expense	$59,469	$54,465	$5,004	9.2%
Average full-time equivalent staff	1,210	1,198	12	1.0%
Non-interest expense for the quarter ended December 31, 2022 increased $5.0 million or 9.2% to $59.5 million as compared to $54.5 million during the trailing quarter ended September 30, 2022. Total salaries and benefits expense increased by $3.1 million or 9.2%, led primarily by an expense of approximately $2.1 million in benefits and other compensation costs, related to the previously announced amendments to certain of the Company's retirement plans. Additionally, incentive compensation related expenses increased by $1.4 million or 28.5% compared to the trailing quarter, due to strong overall Company performance. Advertising costs increased $259,000 or 26.2% during the quarter, connected to an increase in media advertising for promotional campaigns. ATM and point of service network charges increased $440,000 or 26.0% to $2,134,000, linked with card processing equipment conversion expenses of $256,000 in the current quarter. Finally, other miscellaneous expenses increased $683,000 or 17.0% to $4,691,000, resulting largely from $517,000 in additional appraisal costs during the most recent quarter.

The following table presents the key components of non-interest expense for the current and prior year quarterly periods indicated:

	Three months ended December 31,
(dollars in thousands)	2022	2021	Change	% Change
Base salaries, net of deferred loan origination costs	$22,099	$19,123	$2,976	15.6%
Incentive compensation	6,211	3,932	2,279	58.0%
Benefits and other compensation costs	8,301	4,611	3,690	80.0%
Total salaries and benefits expense	36,611	27,666	8,945	32.3%
Occupancy	3,957	3,713	244	6.6%
Data processing and software	4,102	3,893	209	5.4%
Equipment	1,525	1,298	227	17.5%
Intangible amortization	1,702	1,193	509	42.7%
Advertising	1,249	819	430	52.5%
ATM and POS network charges	2,134	1,551	583	37.6%
Professional fees	1,111	927	184	19.8%
Telecommunications	638	534	104	19.5%
Regulatory assessments and insurance	815	678	137	20.2%
Merger and acquisition expenses	—	872	(872)	n/m
Postage	319	232	87	37.5%
Operational loss	235	299	(64)	(21.4)%
Courier service	616	346	270	78.0%
Gain on sale or acquisition of foreclosed assets	(235)	(23)	(212)	921.7%
(Gain) loss on disposal of fixed assets	(1)	6	(7)	(116.7)%
Other miscellaneous expense	4,691	2,675	2,016	75.4%
Total other non-interest expense	22,858	19,013	3,845	20.2%
Total non-interest expense	$59,469	$46,679	$12,790	27.4%
Average full-time equivalent staff	1,210	1,074	136	12.7%
Generally, the increases in recurring non-interest expense items reflect the VRB merger closing in March of 2022, and therefore, related expenses for the combined entities, less certain realized cost savings, are only being captured within the most recent three months ended December 31, 2022. Total non-interest expense increased $12.8 million or 27.4% to $59.5 million during the three months ended December 31, 2022 as compared to $46.7 million for the quarter ended December 31, 2021. Total salaries and benefits expense increased by $8.9 million or 32.3% to $36.6 million, largely from a net increase of 99 full-time equivalent positions following the aforementioned merger with VRB, the build out of other loan production and compliance teams, and the continued strength of organic growth within the loan portfolio driving incentive compensation expense. As noted above, amendments to certain of the Company's retirement plans, contributed to approximately $2.1 million of the $3.7 million increase associated with benefits and other compensation costs. Management believes that these amendments will result in better alignment of compensation costs and the Company's strategic goals as management anticipates that the future service costs associated with these amended retirement plans will be substantially reduced.

	Twelve months ended December 31,
(dollars in thousands)	2022	2021	Change	% Change
Base salaries, net of deferred loan origination costs	$84,861	$69,844	$15,017	21.5%
Incentive compensation	17,908	14,957	2,951	19.7%
Benefits and other compensation costs	27,083	21,550	5,533	25.7%
Total salaries and benefits expense	129,852	106,351	23,501	22.1%
Occupancy	15,493	14,910	583	3.9%
Data processing and software	14,660	13,985	675	4.8%
Equipment	5,733	5,358	375	7.0%
Intangible amortization	6,334	5,464	870	15.9%
Advertising	3,694	2,899	795	27.4%
ATM and POS network charges	6,984	6,040	944	15.6%
Professional fees	4,392	3,657	735	20.1%
Telecommunications	2,298	2,253	45	2.0%
Regulatory assessments and insurance	3,142	2,581	561	21.7%
Merger and acquisition expenses	6,253	1,523	4,730	310.6%
Postage	1,147	710	437	61.5%
Operational loss	1,000	964	36	3.7%
Courier service	2,013	1,214	799	65.8%
Gain on sale or acquisition of foreclosed assets	(481)	(233)	(248)	106.4%
Gain on disposal of fixed assets	(1,070)	(439)	(631)	143.7%
Other miscellaneous expense	15,201	11,038	4,163	37.7%
Total other non-interest expense	86,793	71,924	14,869	20.7%
Total non-interest expense	$216,645	$178,275	$38,370	21.5%
Average full-time equivalent staff	1,169	1,039	130	12.5%
The changes in non-interest expense for the twelve months ended December 31, 2022 and 2021 are generally consistent with changes in the comparable three month periods discussed above.
Provision for Income Taxes
The Company’s effective tax rate was 27.9% for the year ended December 31, 2022, as compared to 28.1% for the year ended December 31, 2021. Differences between the Company's effective tax rate and applicable federal and state blended statutory rate of approximately 29.6% are due to the proportion of non-taxable revenues, non-deductible expenses, and benefits from tax credits as compared to the levels of pre-tax earnings.

About TriCo Bancshares
Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches and loan production offices in communities throughout California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATMs, online and mobile banking access. Brokerage services are provided by Tri Counties Advisors through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

Forward-Looking Statement
The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond our control. There can be no assurance that future developments affecting us will be the same as those anticipated by management. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations impacts on the Company's business condition and financial operating results; the impact of changes in financial services industry policies, laws and regulations; regulatory restrictions on our ability to successfully market and price our products to consumers; technological changes; weather, natural disasters and other catastrophic events that may or may not be caused by climate change and their effects on economic and business environments in which the Company operates; the continuing adverse impact on the U.S. economy, including the markets in which we operate due to the COVID-19 global pandemic; the impact of a slowing U.S. economy and increased unemployment on the performance of our loan portfolio, the market value of our investment securities, the availability of sources of funding and the demand for our products; adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, commodities prices, inflationary pressures and labor shortages on the economic recovery and our business; the impacts of international hostilities, terrorism or geopolitical events; the costs or effects of mergers, acquisitions or dispositions we may make, as well as whether we are able to obtain any required governmental approvals in connection with any such mergers, acquisitions or dispositions, identify and complete favorable transactions in the future, and/or realize the contemplated financial business benefits associated with any such activities; the regulatory and financial impacts associated with exceeding $10 billion in total assets; the negative impact on our reputation and profitability in the event customers experience economic harm or in the event that regulatory violations are identified; the ability to execute our business plan in new lending markets; the future operating or financial performance of the Company, including our outlook for future growth and changes in the level and direction of our nonperforming assets and charge-offs; the appropriateness of the allowance for credit losses, including the timing and effects of the implementation of the current expected credit losses model; any deterioration in values of California real estate, both residential and commercial; the effectiveness of the Company's asset management activities in improving, resolving or liquidating lower-quality assets; the effect of changes in the financial performance and/or condition of our borrowers; changes in accounting standards and practices; possible other-than-temporary impairment of securities held by us due to changes in credit quality or rates; changes in consumer spending, borrowing and savings habits; our ability to attract and maintain deposits and other sources of liquidity; the effects of changes in the level or cost of checking or savings account deposits on our funding costs and net interest margin; our noninterest expense and the efficiency ratio; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies; the challenges of attracting, integrating and retaining key employees; the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; the vulnerability of the Company's operational or security systems or infrastructure, the systems of third-party vendors or other service providers with whom the Company contracts, and the Company's customers to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and data/security breaches and the cost to defend against such incidents; increased data security risks due to work from home arrangements; failure to safeguard personal information; changes to U.S. tax policies, including our effective income tax rate; the effect of a fall in stock market prices on our brokerage and wealth management businesses; the transition away from the London Interbank Offered Rate toward new interest rate benchmarks; and our ability to manage the risks involved in the foregoing. Additional factors that could cause results to differ materially from those described above can be found in our Annual Report on Form 10-K for the year ended December 31, 2021, which has been filed with the Securities and Exchange Commission (the “SEC”) and all subsequent filings with the SEC under Sections 13(a), 13(c), 14, and 15(d) of the Securities Act of 1934, as amended. Such filings are also available in the “Investor Relations” section of our website, https://www.tcbk.com/investor-relations and in other documents we file with the SEC. Annualized, pro forma, projections and estimates are not forecasts and may not reflect actual results. We undertake no obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited. Dollars in thousands, except share data)

	Three months ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Revenue and Expense Data
Interest income	$102,989	$96,366	$86,955	$69,195	$71,024
Interest expense	4,089	2,260	1,909	1,271	1,241
Net interest income	98,900	94,106	85,046	67,924	69,783
Provision for credit losses	4,245	3,795	2,100	8,330	980
Noninterest income:
Service charges and fees	12,343	12,682	13,044	11,696	11,277
Gain on sale of investment securities	—	—	—	—	—
Other income	3,537	2,958	3,386	3,400	5,225
Total noninterest income	15,880	15,640	16,430	15,096	16,502
Noninterest expense (2):
Salaries and benefits	36,611	33,528	34,370	28,597	27,666
Occupancy and equipment	5,482	5,387	5,449	4,925	5,011
Data processing and network	6,236	5,143	5,468	5,089	5,444
Other noninterest expense	11,140	10,407	10,977	7,836	8,558
Total noninterest expense	59,469	54,465	56,264	46,447	46,679
Total income before taxes	51,066	51,486	43,112	28,243	38,626
Provision for income taxes	14,723	14,148	11,748	7,869	10,404
Net income	$36,343	$37,338	$31,364	$20,374	$28,222
Share Data
Basic earnings per share	$1.09	$1.12	$0.93	$0.68	$0.95
Diluted earnings per share	$1.09	$1.12	$0.93	$0.67	$0.94
Dividends per share	$0.30	$0.30	$0.25	$0.25	$0.25
Book value per common share	$31.39	$29.71	$31.25	$32.78	$33.64
Tangible book value per common share (1)	$21.76	$19.92	$21.41	$23.04	$25.80
Shares outstanding	33,331,513	33,332,189	33,350,974	33,837,935	29,730,424
Weighted average shares	33,330,029	33,348,322	33,561,389	30,049,919	29,723,791
Weighted average diluted shares	33,467,393	33,463,364	33,705,280	30,201,698	29,870,059
Credit Quality
Allowance for credit losses to gross loans	1.64%	1.61%	1.60%	1.64%	1.74%
Loans past due 30 days or more	$4,947	$6,471	$5,920	$8,402	$4,332
Total nonperforming loans	$21,321	$17,471	$11,925	$14,088	$30,350
Total nonperforming assets	$24,760	$20,912	$15,304	$16,995	$32,944
Loans charged-off	$174	$267	$401	$743	$197
Loans recovered	$66	$311	$356	$1,174	$552
Selected Financial Ratios
Return on average total assets	1.45%	1.46%	1.24%	0.94%	1.31%
Return on average equity	14.19%	13.78%	11.53%	8.19%	11.20%
Average yield on loans, excluding PPP	5.10%	4.87%	4.70%	4.65%	4.73%
Average yield on interest-earning assets	4.52%	4.12%	3.76%	3.46%	3.56%
Average rate on interest-bearing deposits	0.18%	0.08%	0.07%	0.06%	0.06%
Average cost of total deposits	0.10%	0.04%	0.04%	0.04%	0.04%
Average cost of total deposits and other borrowings	0.12%	0.04%	0.02%	0.02%	0.04%
Average rate on borrowings & subordinated debt	4.07%	3.60%	3.12%	2.27%	1.98%
Average rate on interest-bearing liabilities	0.32%	0.17%	0.15%	0.11%	0.11%
Net interest margin (fully tax-equivalent) (1)	4.34%	4.02%	3.67%	3.39%	3.50%
Loans to deposits	77.45%	72.95%	69.81%	67.15%	66.74%
Efficiency ratio	51.81%	49.63%	55.45%	55.95%	54.10%
Supplemental Loan Interest Income Data
Discount accretion on acquired loans	$1,751	$714	$1,677	$1,323	$1,780
All other loan interest income (excluding PPP) (1)	$79,989	$74,929	$67,277	$55,325	$54,930
Total loan interest income (excluding PPP) (1)	$81,740	$75,643	$68,954	$56,648	$56,710

(1) Non-GAAP measure
(2) Inclusive of merger related expenses

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited. Dollars in thousands)

Balance Sheet Data	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Cash and due from banks	$107,230	$246,509	$488,868	$1,035,683	$768,421
Securities, available for sale, net	2,455,036	2,482,857	2,608,771	2,365,708	2,210,876
Securities, held to maturity, net	160,983	168,038	176,794	186,748	199,759
Restricted equity securities	17,250	17,250	17,250	17,250	17,250
Loans held for sale	1,846	247	1,216	1,030	3,466
Loans:
Commercial real estate	4,359,083	4,238,930	4,049,893	3,832,974	3,306,054
Consumer	1,240,743	1,217,297	1,162,989	1,136,712	1,071,551
Commercial and industrial	569,921	534,960	507,685	500,882	259,355
Construction	211,560	243,571	313,646	303,960	222,281
Agriculture production	61,414	71,599	71,373	69,339	50,811
Leases	7,726	7,933	7,835	8,108	6,572
Total loans, gross	6,450,447	6,314,290	6,113,421	5,851,975	4,916,624
Allowance for credit losses	(105,680)	(101,488)	(97,944)	(96,049)	(85,376)
Total loans, net	6,344,767	6,212,802	6,015,477	5,755,926	4,831,248
Premises and equipment	72,327	73,266	73,811	73,692	78,687
Cash value of life insurance	133,742	132,933	132,857	132,104	117,857
Accrued interest receivable	31,856	27,070	25,861	22,769	19,292
Goodwill	304,442	307,942	307,942	307,942	220,872
Other intangible assets	16,670	18,372	20,074	21,776	12,369
Operating leases, right-of-use	26,862	26,622	27,154	28,404	25,665
Other assets	257,975	262,971	224,536	169,296	109,025
Total assets	$9,930,986	$9,976,879	$10,120,611	$10,118,328	$8,614,787
Deposits:
Noninterest-bearing demand deposits	$3,502,095	$3,678,202	$3,604,237	$3,583,269	$2,979,882
Interest-bearing demand deposits	1,718,541	1,749,123	1,796,580	1,788,639	1,568,682
Savings deposits	2,884,378	2,924,674	3,028,787	2,993,873	2,521,011
Time certificates	223,999	303,770	327,171	348,696	297,584
Total deposits	8,329,013	8,655,769	8,756,775	8,714,477	7,367,159
Accrued interest payable	1,167	853	755	653	928
Operating lease liability	29,004	28,717	29,283	30,500	26,280
Other liabilities	159,741	153,110	155,529	126,348	112,070
Other borrowings	264,605	47,068	35,089	36,184	50,087
Junior subordinated debt	101,040	101,024	101,003	100,984	58,079
Total liabilities	8,884,570	8,986,541	9,078,434	9,009,146	7,614,603
Common stock	697,448	696,348	696,441	706,672	532,244
Retained earnings	542,873	516,699	491,705	479,868	466,959
Accum. other comprehensive income (loss)	(193,905)	(222,709)	(145,969)	(77,358)	981
Total shareholders’ equity	$1,046,416	$990,338	$1,042,177	$1,109,182	$1,000,184
Quarterly Average Balance Data
Average loans, excluding PPP	$6,357,250	$6,162,267	$5,890,578	$4,937,865	$4,759,294
Average interest-earning assets	$9,076,450	$9,320,152	$9,330,059	$8,153,200	$7,947,798
Average total assets	$9,932,931	$10,131,118	$10,121,714	$8,778,256	$8,546,004
Average deposits	$8,545,172	$8,752,215	$8,743,320	$7,521,930	$7,304,659
Average borrowings and subordinated debt	$186,957	$139,919	$136,244	$105,702	$108,671
Average total equity	$1,016,468	$1,074,776	$1,091,454	$1,009,224	$999,764
Capital Ratio Data
Total risk-based capital ratio	14.2%	14.0%	14.1%	15.0%	15.4%
Tier 1 capital ratio	12.4%	12.2%	12.3%	13.1%	14.2%
Tier 1 common equity ratio	11.7%	11.4%	11.5%	12.3%	13.2%
Tier 1 leverage ratio	10.1%	9.6%	9.3%	10.8%	9.9%
Tangible capital ratio (1)	7.6%	6.9%	7.3%	8.0%	9.2%

(1) Non-GAAP measure

TRICO BANCSHARES—NON-GAAP FINANCIAL MEASURES
(Unaudited. Dollars in thousands)

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this press release because it believes that they provide useful and comparative information to assess trends in the Company's core operations reflected in the current quarter's results, and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

	Three months ended			Twelve months ended
(dollars in thousands)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net interest margin
Acquired loans discount accretion, net:
Amount (included in interest income)	$1,751	$714	$1,780	$5,465	$8,091
Effect on average loan yield	0.11%	0.05%	0.15%	0.09%	0.17%
Effect on net interest margin (FTE)	0.07%	0.03%	0.09%	0.06%	0.11%
Net interest margin (FTE)	4.34%	4.02%	3.50%	3.88%	3.58%
Net interest margin less effect of acquired loan discount accretion (Non-GAAP)	4.27%	3.99%	3.41%	3.81%	3.47%
PPP loans yield, net:
Amount (included in interest income)	$16	$313	$4,094	$2,390	$16,643
Effect on net interest margin (FTE)	n/m	0.01%	0.16%	0.02%	0.10%
Net interest margin less effect of PPP loan yield (Non-GAAP)	4.34%	4.02%	3.34%	3.86%	3.48%
Acquired loan discount accretion and PPP loan yield, net:
Amount (included in interest income)	$1,767	$1,027	$5,874	$7,855	$24,734
Effect on net interest margin (FTE)	0.07%	0.04%	0.25%	0.08%	0.21%
Net interest margin less effect of acquired loan discount accretion and PPP yields, net (Non-GAAP)	4.27%	3.98%	3.25%	3.80%	3.37%

	Three months ended			Twelve months ended
(dollars in thousands)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Pre-tax pre-provision return on average assets or equity
Net income (GAAP)	$36,343	$37,338	$28,222	$125,419	$117,655
Exclude income tax expense	14,723	14,148	10,404	48,488	46,048
Exclude provision (benefit) for credit losses	4,245	3,795	980	18,470	(6,775)
Net income before income tax and provision expense (Non-GAAP)	$55,311	$55,281	$39,606	$192,377	$156,928

Average assets (GAAP)	$9,932,931	$10,131,118	$8,546,004	$9,771,601	$8,209,673
Average equity (GAAP)	$1,016,468	$1,074,776	$999,764	$1,074,437	$972,214

Return on average assets (GAAP) (annualized)	1.45%	1.46%	1.31%	1.28%	1.43%
Pre-tax pre-provision return on average assets (Non-GAAP) (annualized)	2.21%	2.16%	1.84%	1.97%	1.91%
Return on average equity (GAAP) (annualized)	14.19%	13.78%	11.20%	11.67%	12.10%
Pre-tax pre-provision return on average equity (Non-GAAP) (annualized)	21.59%	20.41%	15.72%	17.90%	16.14%

	Three months ended			Twelve months ended
(dollars in thousands)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Return on tangible common equity
Average total shareholders' equity	$1,016,468	$1,074,776	$999,764	$1,074,437	$972,214
Exclude average goodwill	306,192	307,942	220,872	287,904	220,872
Exclude average other intangibles	18	19,433	12,966	16	15,131
Average tangible common equity (Non-GAAP)	$710,258	$747,401	$765,926	$786,517	$736,211

Net income (GAAP)	$36,343	$37,338	$28,222	$125,419	$117,655
Exclude amortization of intangible assets, net of tax effect	1,199	1,199	840	4,461	3,849
Tangible net income available to common shareholders (Non-GAAP)	$37,542	$38,537	$29,062	$129,880	$121,504

Return on average equity	14.19%	13.78%	11.20%	11.67%	12.10%
Return on average tangible common equity (Non-GAAP)	20.97%	20.46%	15.05%	16.51%	16.50%

	Three months ended
(dollars in thousands)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Tangible shareholders' equity to tangible assets
Shareholders' equity (GAAP)	$1,046,416	$990,338	$1,042,177	$1,109,182	$1,000,184
Exclude goodwill and other intangible assets, net	321,112	326,314	328,016	329,718	233,241
Tangible shareholders' equity (Non-GAAP)	$725,304	$664,024	$714,161	$779,464	$766,943

Total assets (GAAP)	$9,930,986	$9,976,879	$10,120,611	$10,118,328	$8,614,787
Exclude goodwill and other intangible assets, net	321,112	326,314	328,016	329,718	233,241
Total tangible assets (Non-GAAP)	$9,609,874	$9,650,565	$9,792,595	$9,788,610	$8,381,546

Shareholders' equity to total assets (GAAP)	10.54%	9.93%	10.30%	10.96%	11.61%
Tangible shareholders' equity to tangible assets (Non-GAAP)	7.55%	6.88%	7.29%	7.96%	9.15%

	Three months ended
(dollars in thousands)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Tangible common shareholders' equity per share
Tangible s/h equity (Non-GAAP)	$725,304	$664,024	$714,161	$779,464	$766,943

Common shares outstanding at end of period	33,331,513	33,332,189	33,350,974	33,837,935	29,730,424

Common s/h equity (book value) per share (GAAP)	$31.39	$29.71	$31.25	$32.78	$33.64
Tangible common shareholders' equity (tangible book value) per share (Non-GAAP)	$21.76	$19.92	$21.41	$23.04	$25.80

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